As Filed with the Securities and Exchange Commission on April 26, 2011

Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

Registration Statement Under The Securities Act of 1933

Kimberly-Clark Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	39-0394230
(State or Other Jurisdiction	(IRS Employer
of Incorporation or Organization)	Identification Number)

P.O. Box 619100	75261-9100
Dallas, Texas	(Zip Code)
(Address of Principal Executive Offices)

Kimberly-Clark Corporation 2011 Equity Participation Plan
(Full Title of the Plan)

THOMAS J. MIELKE
Senior Vice President – Law and Government Affairs
and Chief Compliance Officer
P.O. Box 619100
Dallas, Texas 75261-9100
(972) 281-1200
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒                                                                                                        Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)                                        Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $4.25 par value (1)	17,000,000 shares	$66.12 (2)	$1,124,040,000.00 (2)	$130,501.04

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Kimberly-Clark Corporation 2011 Equity Participation Plan.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, pursuant to Rule 457(c) thereunder, based on $66.12, the average of the high and low prices of the Common Stock on April 20, 2011, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

By this registration statement, Kimberly-Clark Corporation (the “Corporation” or the “Registrant”) is registering an additional 17,000,000 shares of its common stock, $1.25 par value, issuable under the Kimberly-Clark Corporation 2011 Equity Participation Plan (formerly known as the Kimberly-Clark 2001 Equity Participation Plan) (the “Plan”).  The Corporation has previously filed registration statements relating to 30,000,000 shares of its common stock issuable under the Plan (SEC File No. 333-62358, filed on June 6, 2001), and an additional 20,000,000 shares of its common stock issuable under the Plan (File No. 333-115347, filed on May 10, 2004).  The contents of those prior registration statements are incorporated by reference into this registration statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (“SEC”) are incorporated herein by reference:

1.	Annual Report on Form 10-K for the year ended December 31, 2010;

2.	Current Report on Form 8-K filed on April 26, 2011; and

3.	Description of the Registrant’s Common Stock contained in the Registration Statement on Form S-3 (Registration No. 333-167886) filed on June 30, 2010.

All documents filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

    The legality of the shares of common stock registered hereunder will be passed upon by Thomas J. Mielke, the Registrant’s Senior Vice President – Law and Government Affairs and Chief Compliance Officer. As of April 18, 2011, Mr. Mielke beneficially owned 17,898 shares of the Corporation’s common stock, held 2,497 restricted share units, held options to acquire 195,747 shares of the Corporation’s common stock of which 107,634 shares are presently exercisable, and held 1,001 shares of the Corporation’s common stock attributable to his wife’s account under the Corporation’s 401(k) and Profit Sharing Plan.

Item 6. Indemnification of Directors and Officers.

The Registrant’s By-laws (the “By-Laws”) provide, among other things, that the Registrant shall (i) indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or witness, or is threatened to be made a party or witness, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against all liability, loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or witness, or is threatened to be made a party or witness, or is otherwise involved in, any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) against all liability, loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, the Registrant is not required to indemnify any director or officer of the Registrant in connection with an action, suit or proceeding (or part thereof) initiated by such director or officer against the Registrant or any directors, officers or employees thereof unless (i) the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the Registrant or (ii) notwithstanding the lack of such authorization, the person seeking indemnification is successful on the merits.

The By-Laws further provide that (i) expenses (including attorneys’ fees) incurred by any current or former officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant, to the fullest extent permitted by applicable law, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant and (ii) the indemnification and advancement of expenses provided therein shall not be deemed exclusive of any other rights to which those seeking indemnification shall be entitled, or may thereafter acquire under any statute, provision of the Registrant’s Certificate of Incorporation, the By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The By-Laws further provide that any repeal or modification of the indemnification provisions of the By-Laws will not adversely affect any right or protection thereunder of a director or officer of the Registrant in respect of any action, suit or proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of or relating to any acts or omissions occurring prior to such repeal or modification, and the rights to indemnification and advancement of expenses pursuant to the indemnification provisions of the By-Laws will vest at the time any such person becomes a director or officer of the Registrant.

Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification by the Registrant of directors and officers under the circumstances provided in the provisions of the By-Laws described above, and requires such indemnification for expenses actually and reasonably incurred to the extent a director or officer is successful in the defense of any action, or any claim, issue or matter therein.

The Registrant has purchased insurance which purports to insure the Registrant against certain costs of indemnification which may be incurred by it pursuant to the By-Laws and to insure the officers and directors of the Registrant, and of its subsidiary companies, against certain liabilities incurred by them in the discharge of their functions as such officers and directors except for liabilities resulting from their own malfeasance.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on April 26, 2011.

KIMBERLY-CLARK CORPORATION

By:  /s/ Thomas J. Falk
Thomas J. Falk
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Thomas J. Falk Thomas J. Falk	Chairman of the Board and Chief Executive Officer and Director (principal executive officer)	April 26, 2011

/s/ Mark A. Buthman Mark A. Buthman	Senior Vice President and Chief Financial Officer (principal financial officer)	April 26, 2011

/s/ Michael T. Azbell Michael T. Azbell	Vice President and Controller (principal accounting officer)	April 26, 2011

                                                                                                           Directors

John R. Alm	Nancy J. Karch
John F. Bergstrom	Ian C. Read
Abelardo E. Bru	Linda Johnson Rice
Robert W. Decherd	Marc J. Shapiro
Mae C. Jemison	G. Craig Sullivan
James M. Jenness

By: /s/ Thomas J. Mielke                                                                                                         April 26, 2011
Thomas J. Mielke, Attorney-in-Fact

EXHIBIT INDEX

The following is a list of Exhibits included as part of this Registration Statement. Items marked with an asterisk are filed herewith.

4.1	Amended and Restated Certificate of Incorporation, dated April 30, 2009, incorporated by reference to Exhibit No. (3)a of the Corporation’s Current Report on Form 8-K dated May 1, 2009.
4.2	By-Laws, as amended April 30, 2009, incorporated by reference to Exhibit No. (3)b of the Corporation’s Current Report on Form 8-K dated May 1, 2009.
5*	Opinion of Thomas J. Mielke.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Thomas J. Mielke is contained in his opinion filed as Exhibit No 5.
24*	Powers of Attorney.
99.1	Kimberly-Clark Corporation 2011 Equity Participation Plan, incorporated by reference to Exhibit No. 10.1 of the Corporation’s Current Report on Form 8-K dated April 26, 2011.

* Filed herewith.